SMALL BUSINESS AND CREDIT AGREEMENT GUARENTEE

Transit           Branch                 Date              CIBC Reference Number
07029             Sunridge Corner       May  29, 2006          770038555
                  Calagry Alta, T1Y7B6

Customers Legal Name
Cal Alta Auto glass, Ltd.

We, Canadian Imperial bank of Commerce ("CIBC") offer you, subject to + the terms of this CIBC Small Business Credit Agreement and Guarantee, the following credit facilities( each, a "Credit") payable on demand, inclusive of all existing credit facilities.

 Small Business Overdraft/Line of Credit       Credit A1            Credit A2

Type     Line of Credit
Credit Limit      65,000,000  CAD
Account Number 07029/22-03014
Interest rate Prime Rate plus
                    2.000% per year
Loan Administration fee    $50.00 per month

Small Business Loan                                           Credit B

Original Amount
Current Balance
Interest Rate

Scheduled Payments*
Amount of each payment

Payment frequency
First/next payment
Final Payment Date

     * Until demand, you agree to pay CIBC the Scheduled Payments for each Small Business Loan, and on the Final Payment Date for each Small Business
Loan to pay any outstanding principal and interest and any amount remaining due

Additional Credits
                  NONE

Additional terms on the reserves of this page and the terms and conditions in the CIBC Small business Credit Terms and Conditions booklet form part of this offer.

Security Required

The Key Principal and any Principals indicated below as Guarantors must sign the Guarantee Section of this Agreement.

Before making any credit available, CIBC will also require, in addition to any security presently held, in the following security:

                  NONE

Other Information           Offer effective Date              Offer Expiry date
                                       April 01, 2005             May 02, 2005

Setup Fee                  Annual Review Fee         Amendment Fee

NA                                  100.00                             NA

CIBC's Offer

We are please to offer you these credits. Please indicate your acceptance by returning a signed copy of this offer to CIBC at the address shown above before the offer expiry date.


/S/ Stanusseman             Stanusseman                         May 23, 2005
Signature of the Officer    Name of  the Bank Officer              Date

04/03
Version provided

Customer Acceptance
The Customer accepts the offer above and agrees with CBIC, as the Offer effective Date, to the terms of this CBIC Small Business
Credit Agreement and Guarantee. Each person who signs of the customers behalf below, acknowledge, personally and on the behalf of the customer having received the CIBC's Small Business Credit Terms and Conditional booklet.

/S/ Frank Aiello                    Frank Aiello                  May 23, 2005
signature                                   name                         date


Pesonal Guarantee(s)  terms on the reverse part of this guarantee

The Key Principal and any Principals signing below each acknowledge having received the CIBC Small Business Credit Terms and
Condition Booklet and agree to guarantee, in accordance with the term of this CIBS Small Business Credit Agreement and Guarantee.
The obligations of the customer to CIBC, the liability of the customer and the Guarantor(s) shall be joint and several.

/S/ Frank Aiello                    May 23, 2005
Signature   Frank Aiello            Date